Exhibit 99.1

Positive Physicians Holdings, Inc. Receives NASDAQ Letter

Berwyn, PA,  May 28, 2019 /PRNewswire/ - - On May 21, 2019, Positive Physicians Holdings, Inc. (Nasdaq: PPHI) (the “Company”) received, as expected, a formal notification from the Listing Qualifications Department of the Nasdaq Stock Market (“Nasdaq”) stating that the Company is not in compliance with the requirements for continued listing under Nasdaq Listing Rule 5250(c)(1) (the “Rule”) because it did not file its Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 by May 20, 2019.  The Company previously filed a Notification of Late Filing on Form 12b-25 with the United States Securities and Exchange Commission on May 13, 2019.  In the Form 12b-25, the Company indicated that the filing of its Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 (the “Form 10-Q”) would be delayed.  The Company needed additional time to file its initial Form 10-Q after completing its initial public offering on March 27, 2019.

The Company’s management and its advisors are working diligently to complete the Form 10-Q.

The Nasdaq notification has no immediate impact on the listing or trading of the Company’s common stock on the Nasdaq Stock Market

Statements made in this news release that are not historical facts are forward-looking information.  Actual results may differ materially from those projected in any forward-looking information.  Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information.